Exhibit 10.1

CONSULTING SERVICES AGREEMENT

This CONSULTING SERVICES AGREEMENT (this “Agreement”) is made as of the date of last signature (the “Effective Date”), by and between Trevi Therapeutics, Inc., a Delaware corporation with an address at 195 Church St., 14th Floor, New Haven, CT 06510 (“Trevi”) and William Forbes, an individual with an address at 1008 Heydon Court, Raleigh,

NC 27614 (“Consultant”).

Trevi desires to retain Consultant to provide Services to Trevi and Consultant desires to provide those Services. Accordingly, the parties agree as follows:

1.	Services.

1.1.Services. Subject to the terms of this Agreement, Consultant will provide consulting, advisory and related services as may be reasonably requested from time to time by Trevi, including, but not limited to, the services specified on Exhibit A (the “Services”). The manner and means by which Consultant chooses to perform the Services are in Consultant’s sole discretion and control. Consultant acknowledges that time is of the essence in performing the Services. Consultant may not subcontract or otherwise delegate Consultant’s obligations under this Agreement without Trevi’s prior written consent, and in the event Trevi gives such consent, Consultant will remain fully liable to Trevi for the performance of all permitted subcontractors.

2.	Consideration.

2.1.Fees. In consideration for Services performed by Consultant, during the term of this Agreement, Trevi will pay the Consultant a monthly consulting fee of $15,000 per month (calculated on the basis of $375/hour for 40 hours per month), which fee shall be payable in arrears on the last day of each month. The fee will be pro-rated for any partial month. Although it is expected that Consultant will work approximately 40 hours per month, the monthly consulting fee is a fixed amount and shall not be subject to increase or decrease regardless of the number of hours expended in any given month by Consultant in the provision of the Services. However, the parties agree to evaluate the consulting fee from time to time as needed to adjust for use or non-use of Consultant’s services.

2.2.Expenses. Trevi will reimburse Consultant for reasonable and customary out-of-pocket business expenses incurred at the request of Trevi in the course of performing the Services (“Pass-Through Expenses”) provided: (i) Consultant provides receipts and descriptions for such expenses; and (ii) such expenses are permitted under any Trevi travel and expense policy currently in effect. Notwithstanding the foregoing, Trevi shall not reimburse Consultant for expenses incurred in any month that exceed $500.00 in the aggregate without the prior written approval of an executive officer of Trevi.

2.3.Invoices. Consultant will submit a monthly invoice to Trevi no later than 10 calendar days after the end of the month in which Services detailed in the invoice have been rendered or after incurring an authorized Pass-Through Expense. Consultant will include on the invoices the date and detailed description of the Services rendered and the Pass-Through Expenses incurred,

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accompanied by original receipts. Trevi will pay all undisputed invoices within 30 days of receipt.

2.4.Stock Options. The parties agree and acknowledge that (i) in accordance with the terms of any stock options held by Consultant as of the date hereof that provide for time-based vesting (the “Options”) (and the option agreements evidencing the Options), any portion of the Options that are not vested as of the Effective Date shall continue to vest from and after the Effective Date for so long as Consultant continues to be a consultant and provide the Services hereunder and (ii) Consultant’s right to exercise the portion of the Options that are vested will terminate three months after the date Consultant ceases to be a consultant hereunder, provided that in the case of clause (ii) the vested Options may not be exercised after the Final Exercise Date (as defined in the option agreements evidencing the Options) or at all if, under the terms of the Options, Consultant’s rights to exercise the Options would have otherwise terminated immediately.

2.5.No Additional Consulting Benefits. Consultant agrees that he is not entitled to any benefits, coverages or privileges, including, without limitation, social security, unemployment, medical or pension payments, made available to employees of the Company or any other consideration or benefits from Trevi for the performance of the Services.

3.	Confidential Information.

3.1.Definition. “Confidential Information” means information disclosed to Consultant by Trevi in the course of his service to the Company hereunder relating to Trevi’s business practices, financials, business plans, customer lists, strategies, plans, designs, products, processes, programs, trade secrets, know-how, technologies and inventions. Any of such information, in whatever form and whether or not marked as confidential or proprietary, and all derivatives, improvements and enhancements to any of the above, whether provided to Consultant, or created or developed by Consultant under this Agreement, as well as information of third parties as to which Trevi has an obligation of confidentiality, are all Confidential Information. Confidential Information does not include any information that Consultant can establish: (a) was publicly known or in the public domain prior to the time of disclosure to Consultant by Trevi; (b) becomes publicly known and made generally available after disclosure to Consultant by Trevi through no act or omission of Consultant; or (c) is approved for release by written authorization of Trevi.

3.2.Restrictions on Use and Disclosure. Consultant acknowledges the confidential and secret character of the Confidential Information, and agrees that the Confidential Information is the sole, exclusive and extremely valuable property of Trevi. Consultant will not use or reproduce the Confidential Information except as necessary in the performance of this Agreement and will not disclose any part of the Confidential Information in any form to any third party, either during or after the term of this Agreement, without the prior written consent of Trevi. Upon expiration or any termination of this Agreement, Consultant agrees to cease using and to return to Trevi, or at Trevi’s sole option, destroy, all whole and partial copies and derivatives of the Confidential Information, whether in Consultant’s possession or under Consultant’s direct or indirect control.

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3.3.Permitted Disclosures. If Consultant is required by law, rule of court or regulation to make any disclosure that is prohibited by this Agreement, Consultant will, if legally permitted, provide Trevi with prompt written notice (email being sufficient) of such requirement prior to disclosure so that Trevi may seek a protective order or other appropriate relief. Subject to the foregoing sentence, Consultant may furnish that portion (and only that portion) of the Confidential Information that Consultant is legally compelled or is otherwise legally required to disclose. Any Confidential Information disclosed pursuant to the preceding sentence will continue to be treated as Confidential Information for all other purposes.

3.4.Third Party Information. Consultant will not disclose or otherwise make available to Trevi any confidential information received by Consultant under obligations of confidentiality from a third party.

3.5.Competitive Engagements. Consultant will provide prior written notice to Trevi if Consultant is to perform any services for a third party that develops, manufactures, promotes, sells, licenses, distributes, or provides products or services, or has plans to do any of the foregoing, that are substantially similar to or would compete with the technology, products or services of Trevi.

3.6.Non-Solicitation. During the term of this Agreement and for 12 months thereafter Consultant will not, directly or indirectly, on Consultant’s own behalf or on behalf of any third party: (a) solicit, encourage or induce any employee or consultant of Trevi to terminate his or her employment or engagement with Trevi; or (b) hire any person who was employed by Trevi during the 12 month period immediately prior to the effective date of termination of this Agreement; provided, however, that general public solicitations and advertisements not directed at employees of Trevi, and the extension of offers to persons who respond to such general solicitations and advertisements, will not be deemed violations of this provision.

3.7.Other Obligations. Consultant acknowledges and agrees that nothing herein, including Sections 3.5 and 3.6, shall be deemed to conflict with, supersede or terminate Consultant’s obligations to Trevi under the Non-Competition and Non-Solicitation Agreement between the parties (the “Non-Competition and Non-Solicitation Agreement”) and the Invention and Non- Disclosure Agreement between the parties (together with the Non-Competition and Non- Solicitation Agreement, the “Restrictive Covenant Agreements”). For clarity, except as provided in the Non-Competition and Non-Solicitation Agreement, the obligation of Consultant to comply with the non-competition and non-solicitation provisions set forth therein will conclude one year from the Effective Date.

4.	Ownership; Licenses.

4.1.Work Product; Assignment. Trevi will be the sole and exclusive owner of all right, title and interest in and to all inventions, notes, data, information, records, drawings, designs, discoveries, materials, and other deliverables, and any improvements to the foregoing that arise or are made, conceived and/or reduced to practice by Consultant in the course of providing the Services and all intellectual property rights in and to the Work Product, whether now known or hereafter recognized in any jurisdiction (collectively, “Work Product”). Consultant hereby

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assigns to Trevi all of Consultant’s right, title and interest in and to any and all Work Product. Consultant hereby waives any applicable moral rights in the Work Product.

4.2.Disclosure of Work Product; Maintenance of Records. Consultant will promptly disclose to Trevi all Work Product. Consultant will keep and maintain current and accurate written records of all Work Product made by Consultant (solely or jointly with others) during the term of this Agreement, and for a period of three years thereafter. Such records are and remain the sole property of Trevi and upon Trevi’s request, Consultant will deliver the same to Trevi.

4.3.Assistance. Consultant agrees to execute all papers, including patent applications, invention assignments and copyright assignments, and otherwise agrees to assist Trevi, at Trevi’s expense, to perfect in Trevi the right, title and other interest in the Work Product. If Trevi is unable for any reason, after reasonable effort, to secure Consultant’s signature on any document needed in connection with the actions specified above, Consultant hereby irrevocably designates and appoints Trevi as Consultant’s agent and attorney-in-fact, which appointment is coupled with an interest, to act for and on Consultant’s behalf, to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section with the same legal force and effect as if executed by Consultant.

4.4.Background IP License. Consultant hereby grants to Trevi a non-exclusive license to technology and intellectual property rights thereto (if any), owned by or licensed exclusively to Consultant that are related to and necessary or useful to the development, marketing, selling and supporting of products and services that utilize or are based on the Services (“Background IP”).

4.5.License to Perform Services. Solely to the extent required for Consultant to perform the Services, Trevi grants Consultant a non-exclusive, limited license to all intellectual property rights owned or controlled by Trevi. Except for the foregoing limited license, no right, title or interest in or to any intellectual property rights of Trevi are granted to Consultant under this Agreement.

5.	Representations and Warranties.

5.1.Authority. Consultant represents and warrants that Consultant has good and marketable title to all Work Product, and that the Work Product will be free and clear of all liens, claims, encumbrances or demands of third parties, including any claims by any such third parties of any right, title or interest in or to the Work Product.

5.2.Diligence. Consultant will perform all of its obligations under this Agreement: (i) in strict accordance with the terms of this Agreement, including any amendments or related documents; and (ii) in a timely, professional, commercially diligent basis, in accordance with the generally accepted industry and professional standards, procedures and practices, to the reasonable satisfaction of Trevi.

5.3.Compliance. Consultant represents and warrants that the Services, the Work Product, and the Background IP licensed under this Agreement comply with all applicable United States and foreign laws and regulations, and that all Work Product will conform with the specifications

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agreed by the parties for such Work Product. Consultant will not export, directly or indirectly, any United States source technical data acquired from Trevi or any products utilizing such data to any countries outside the United States which export may be in violation of applicable law and will comply with all applicable laws and regulations in the performance of the Services, including without limitation, all Global Trade Control Laws. “Global Trade Control Laws” means the U.S. Export Administration Regulations; the U.S. International Traffic in Arms Regulations; the economic sanctions rules and regulations implemented under statutory authority and/or President's Executive Orders and administered by the U.S. Department of the Treasury Office of Foreign Assets Control; European Union (E.U.) Council Regulations on export controls, including Nos.428/2009, 267/2012; other E.U. Council sanctions regulations, as implemented in E.U. Member States; United Nations sanctions policies and all relevant regulations and legislative instruments made under any of the above.

5.4.Anti-Bribery Laws. Consultant will comply with all applicable anti-bribery and anti- corruption laws (“Anti-Bribery Laws”) and will: (i) not do or omit to do any act or thing which causes or may cause Trevi to be guilty of an offense under an Anti-Bribery Law; (ii) offer any payment or other benefit to any current or prospective customer or distributor of Trevi; and (iii) promptly report to Trevi any request or demand for any undue financial or other advantage of any kind, in connection with Trevi, its business or the Services.

5.5.Non-Infringement. Consultant represents and warrants that: (a) to the best of Consultant’s knowledge the Work Product and the use and/or incorporation of Work Product in the products and services of Trevi do not and will not infringe or misappropriate the intellectual property rights of any third party; (b) Consultant has all necessary rights to license the Background IP (if any); and (c) Consultant’s engagement by Trevi pursuant to this Agreement does not and will not breach any agreement with any current or former employer or client; and (d) Consultant has not entered into, and will not enter into, any agreement, either written or oral, in conflict with Consultant’s obligations under this Agreement.

5.6.Debarment and Exclusion. Consultant represents and warrants that: (a) it is not debarred under subsections 306(a) or (b) of the Federal Food, Drug, and Cosmetic Act [US Generic Drug Enforcement Act of 1992; 21 USC 335a (a) or (b)] or similar local laws or regulations and that Consultant has not and will not use in any capacity the services of any person debarred under such law with respect to the Services; and (b) it is not excluded from any federal health care program, including but not limited to Medicare and Medicaid. Consultant will notify Trevi immediately if either of these representations needs to be amended in light of new information.

5.7.Data Security. Consultant will implement and maintain reasonable and appropriate administrative, physical, organizational, and technical security measures and safeguards (“Safeguards”) to prevent any unauthorized collection, use or disclosure of, destruction, loss or alteration of or access to any data managed, transmitted, accessed, stored or otherwise processed in any way by Consultant to perform the Services or any data provided by or on behalf of Trevi to Consultant (collectively, the “Trevi Data”) including maintaining the following minimum data security practices and measures to: (a) ensure the security, integrity and confidentiality of all Trevi Data; (b) detect, prevent and respond to any threats, attacks, intrusions, unauthorized disclosure, access to, or use of Trevi Data; and (c) ensure the secure disposal of Trevi Data. Such

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information security practices shall include physical security of all premises in which Trevi Data will be processed and/or stored, including the implementation of industry-accepted password protections and data encryption. At all times that Consultant is in possession of Trevi Data, Consultant will implement and maintain industry-accepted quality security firewall, antivirus protection software, and malware protection software, each of which shall be subscription-based, automatically-updating software from a reputable provider. Upon written request by Trevi, Consultant shall provide Trevi with reasonable detail regarding Consultant’s compliance with this Section. Consultant will immediately notify Trevi (no more than 24 hours) if Consultant reasonably suspects, detects or is notified of any attempted or actual security breach that results or may have resulted in unauthorized destruction, loss, alteration or theft of, or unauthorized access to, Trevi Data (each such incident, a “Security Incident”). Consultant will investigate such breach or potential breach and mitigate and remediate the adverse effects of such Security Incident and preserve forensic evidence. Consultant will provide information to Trevi about the nature and scope of the Security Incident and the status of any ongoing remedial actions.

Consultant will correct, at no additional charge to Trevi, any destruction, loss or alteration of any Trevi Data.

5.8.Breach of Warranty. In the event of a breach or threatened breach of the foregoing warranties, and in addition to any other remedies to which Trevi may be entitled under this Agreement or by operation of law, Consultant will, at no additional cost to Trevi, replace or modify the Work Product including any Background IP incorporated therein with a functionally equivalent and conforming Work Product, obtain for Trevi the right to continue to use the Work Product including any Background IP incorporated therein and, in all other respects, use Consultant’s best efforts to remedy the breach.

6.Term and Termination. This Agreement will expire one year after the Effective Date, unless terminated earlier in accordance herewith. Either party may terminate this Agreement: (i) for convenience at any time upon 14 days prior written notice to the other; provided that Trevi may not terminate this Agreement under this clause prior to December 1, 2022; or (ii) if the other party materially breaches the Agreement and does not cure the breach within 30 days after the non-breaching party notifies it in writing of the breach; provided that if such breach is not capable of cure the non-breaching party may terminate this Agreement immediately upon notice. In the event of any termination by Trevi, Consultant will cease work immediately after receiving notice of such termination unless otherwise advised by Trevi and will notify Trevi of all costs incurred up to the date of termination. If Trevi terminates this Agreement for convenience, Trevi will pay Consultant for all Services actually performed through the date of termination and will reimburse all reasonable, non-cancellable pre-approved costs and expenses incurred by Consultant in performing such Services. Sections 3 – 9 survive expiration or any termination of this Agreement, as does any other provision in this Agreement that by its nature and intent remains valid after the term.

7.Independent Contractor. Consultant is an independent contractor and not an employee, agent or partner of Trevi. Consultant is not authorized to make any representation, warranty, contract, or commitment on behalf of Trevi. Consultant is not eligible to any Trevi employee programs or benefits of any kind and Trevi will not treat Consultant as an employee for any purpose. Consultant will provide Trevi with a completed Internal Revenue Service (IRS) Form

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W-9 or W-8 before any payments are made under this Agreement. Trevi will regularly report amounts paid to Consultant by filing Form 1099-MISC with the Internal Revenue Service as required by law. Trevi will not withhold or make payments for social security, make unemployment insurance or disability insurance contributions, or obtain worker’s compensation insurance on Consultant’s behalf. Consultant agrees to accept exclusive liability for complying with all applicable state and federal laws governing self-employed individuals, including obligations such as payment of taxes, social security, disability and other contributions based on fees paid under this Agreement.

8.Indemnification. Trevi shall indemnify, defend and hold harmless Consultant against any and all claims, suits, judgments, liability, damages or causes of action (collectively, “Claims”) initiated by any third party against Consultant that arise out of the performance by Consultant of the Services other than such Claims that may result from or arise out of the bad faith, negligence or misconduct of Consultant; provided that it shall be a condition to such indemnification that Consultant (a) provide prompt written notice to Company of the applicable Claim; (b) cooperate with Company at Company’s expense in the defense of such Claim; and (c) not settle or compromise such Claim without Trevi’s prior written consent.

9.	General.

9.1.Assignment. Consultant will not assign this Agreement or Consultant’s rights or obligations hereunder without the prior written consent of Trevi. Trevi may freely assign this Agreement, and Consultant expressly agrees that any intellectual property rights licensed to Trevi, including any rights to Background IP, are transferable to Trevi’s assignee without Consultant’s consent.

9.2.Governing Law. The validity, interpretation and performance of this Agreement will be governed by and construed in accordance with the laws of Delaware without regard to the principles of conflicts of law. All disputes arising hereunder will be adjudicated in the state and federal courts having jurisdiction over disputes arising in Connecticut, and Consultant hereby agrees to consent to the personal jurisdiction of such courts.

9.3.Notices. All notices or reports permitted or required under this Agreement will be in writing and will be delivered by personal delivery, electronic mail, facsimile transmission or by certified or registered mail, return receipt requested, and will be deemed given upon personal delivery, five days after deposit in the mail, or upon acknowledgment of receipt of electronic transmission. Notices will be sent to the addresses set forth at the beginning of this Agreement or such other address as set forth on Exhibit A or as either party may specify in writing.

9.4.Entire Agreement; Construction. This Agreement and any attachments (each of which is incorporated herein by reference), together with the Restrictive Covenant Agreements and the option agreements referenced herein, constitutes the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings and agreements relating to its subject matter. This Agreement may not be changed or amended except by a written instrument signed by each party. In the event any provision of this Agreement is found to be legally unenforceable, such

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unenforceability will not prevent enforcement of any other provision of this Agreement. Ambiguities and uncertainties in this Agreement, if any, will not be interpreted against either party, irrespective of which party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement may be executed in two or more counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument.

In Witness Whereof, the parties hereto have executed this Agreement as of the Effective Date first set forth above.

Trevi Therapeutics, Inc.William P. Forbes

By: /s/ Jennifer L. GoodBy: /s/ William P. Forbes

Name:

JENNIFER GOOD

Name: William P. Forbes

Title:

President and CEO

Title:

Chief Development Officer

Date:

31-Aug-2022 | 10:17 AM EDT

Date: 30-Aug-2022 | 5:58 PM EDT

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Exhibit A

Description of Services

Consultant will provide to and for the Chief Executive Officer of Trevi strategic drug development advice including reviewing protocols, data, statistical plans and the like as requested by the Chief Executive Officer. Consultant will also speak publicly as requested and agreed upon with the Chief Executive Officer of Trevi about Trevi’s data, development programs and technology with investors, investigators, at medical meetings, and the like.

Fees/Payments

Consultant will submit all invoices and requests for payment to Trevi via email to: AP@TreviTherapeutics.com and cc: XXXXXXXXXXXXX@TreviTherapeutics.com including reference to Trevi Project Name and description of services performed.

Trevi pays via ACH for Domestic banks and Wire Transfer for International banks. Please insert Consultant’s applicable bank account information.

U.S Payments via ACH:

Bank Account Number:

Bank Routing Number for ACH payments: Type of Account (checking or savings):

Is this a Business or Personal account:

International Payments via Wire:

IBAN #:

Bank Swift Code:

Bank Name:

Bank Address:

Bank Account Holder/Beneficiary Name: Bank Account Holder/Beneficiary Address:

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